Exhibit 99.1

NOMINATION AND STANDSTILL AGREEMENT

This Nomination and Standstill Agreement (this “Agreement”) dated January 13, 2014, is by and among the persons and entities listed on Schedule A (collectively, the “Potomac Group”, and individually a “member” of the Potomac Group), Meru Networks, Inc. (the “Company”) and Eric Singer and Stephen Domenik, each in his capacity as a Potomac Designee (as defined below).

WHEREAS, the Potomac Group currently beneficially owns 1,171,226 shares of the common stock, par value $0.0005 per share, of the Company (the “Common Stock”), which represented approximately 5.2% of the issued and outstanding shares of Common Stock as of December 31, 2013.

WHEREAS, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Company’s Board of Directors (the “Board”) have considered the qualifications of Eric Singer and Stephen Domenik (collectively, the “Potomac Designees”) and conducted such review as they have deemed appropriate, including as to reviewing materials provided by the Potomac Designees and the Potomac Group.

WHEREAS, the Nominating Committee has recommended that the Board appoint the Potomac Designees to the Board and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Board Nomination.

(a)           Simultaneously with the execution of this Agreement, the Company shall appoint the Potomac Designees to the Board, by increasing the size of the Board to nine (9) members and filling the vacancy thereby created with the Potomac Designees.

(b)           So long as the members of the Potomac Group collectively beneficially own, in the aggregate, at least five percent (5.0%) of the currently outstanding Common Stock, the Nominating Committee of the Board and the Board will nominate, recommend, and support the Potomac Designees for election at the Company’s 2014 annual meeting of stockholders of the Company in the same manner as the Board has supported its nominees up for election at prior annual meetings of stockholders at which the election of directors was uncontested.  The Company agrees to solicit proxies for the Potomac Designees and include the Potomac Designees in its slate of nominees for election as directors of the Company at such meeting.  The Board anticipates holding the 2014 annual meeting of stockholders within thirty (30) days of May 21, 2014.

(c)           As a condition to the Potomac Designees’ nomination for election at the Company’s 2014 annual meeting of stockholders and any subsequent nomination for election as a director of the Company, the Potomac Group and the Potomac Designees agree to provide to the Company information required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, as well as compensation information of the Potomac Designees and any special arrangements (compensatory or otherwise) between a Potomac Designee and members of the Potomac Group or any other significant stockholders of the Company, and such other information as reasonably requested by the Company from time to time with respect to the Potomac Group and the Potomac Designees.

(d)           Each of the Potomac Designees agrees that, at all times while serving as a member of the Board, he will (i) meet all director independence and other standards of the Company, The NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (“SEC”) and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including Rule 10A-3; (ii) be qualified to serve as a director under the Delaware General Corporation Law (the “DGCL”); and (iii)  keep the Company’s Lead Director and Chair of the Nominating Committee of the Board informed regarding any compensatory or other arrangements relating to the items covered under Section 2 hereof (in the case of a significant stockholder, with such significant stockholder substituted for the members of the Potomac Group therein) between a Potomac Designee and members of the Potomac Group or any other significant stockholders of the Company, including any changes thereto; (clauses (i), (ii) and (iii), the “Conditions”).  Each Potomac Designee will promptly advise the Nominating Committee if he ceases to satisfy any of the Conditions.

(e)           Except as otherwise set forth in this Section 1(e), each Potomac Designee shall (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and Ethics, Insider Trading and Communications Policy, Anti-Corruption Policy, Board Confidentiality Policy, Board Strategic Communications Policy and Corporate Governance Guidelines and (ii) act in a manner consistent with his fiduciary duties.  As is the policy for all Board members, each Potomac Designee agrees to attend in person, absent exceptional circumstances that reasonably preclude such attendance, each regularly scheduled meeting of the Board.  Each member of the Potomac Group agrees that it will not seek to obtain confidential information of the Company from any Potomac Designee; provided that Mr. Singer’s receipt of information in his fiduciary capacity as a director of the Company will not be deemed to violate such restrictions, so long as such information is only used by him in his capacity as a director to fulfill his fiduciary duties; provided further that, notwithstanding the foregoing, a Potomac Designee that is an employee or affiliate of the Potomac Group may discuss confidential information in accordance with and subject to the terms of the Non-Disclosure Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), after the Confidentiality Agreement has been mutually executed and delivered by each member of the Potomac Group concurrently with this Agreement; it being understood that a breach (including any derivative obligation) thereof by any direct or indirect recipient of confidential information provided directly or indirectly a Potomac Designee, shall be deemed a breach by such Potomac Designee.  Each member of the Potomac Group further agrees that it will not use any confidential information of the Company obtained from a Potomac Designee for its own benefit or for any other purpose.  Nothing in this Agreement shall be deemed to (i) permit any Potomac Designee the right to provide any company books and records, board materials, stockholder lists or any other nonpublic materials to any member of the Potomac Group or any other person or (ii) require the Company, any Company representative or a Potomac Designee to disclose any confidential information or materials to any party, including any member of the Potomac Group.

(f)            So long as the members of the Potomac Group collectively beneficially own, in the aggregate, at least five percent (5.0%) of the currently outstanding Common Stock, if, during the Covered Period, a Potomac Designee is unable to serve on the Board for any reason (other than breach of any material condition or material obligation hereunder by the Potomac Group or the Potomac Designees), then the Potomac Group shall have the right to recommend a substitute person(s) who (i) meets the conditions set forth in clauses (c) and (d) above, (ii) meets the historical standards and criteria applied by the Company in nominating and appointing directors, and (iii) signs a counterpart signature page to this Agreement, to fill the resulting vacancy or vacancies, subject to the approval of the Board acting in good faith, which approval shall not be unreasonably withheld (any such replacement nominee(s) appointed in accordance with this clause (f) shall hereinafter be deemed a “Potomac Designee” under this Agreement).

(g)           The Company agrees to reduce the number of the authorized members of the Board to seven (7) directors effective immediately following the Company’s 2014 annual meeting of stockholders and thereafter, the size of the Board shall be fixed at seven (7) directors through the Covered Period.

(h)           Each Potomac Designee shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his written resignation to the Board (which shall provide for his immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if:  (i) members of the Potomac Group, collectively, cease to beneficially own at least five percent (5.0%) of the Company’s currently outstanding Common Stock; (ii) a member of the Potomac Group or a Potomac Designee ceases to satisfy in all material respects the conditions set forth in clauses (c) through (e) above, as applicable, and such failure has not been cured within ten (10) days of receiving notice from the Company of the failure; (iii) a member of the Potomac Group or a Potomac Designee otherwise ceases to comply or breaches the Confidentiality Agreement or any material provision of this Agreement and such failure to comply or breach has not been cured within ten (10) days of receiving notice from the Company of the failure or breach; or (iv) Mr. Singer (or any subsequent Potomac Designee that at the time of appointment or election to the Board is an employee of the Potomac Group) is no longer affiliated with the Potomac Group for any reason.  The Potomac Group agrees to cause a Potomac Designee to resign from the Board if such Potomac Designee fails to resign if and when requested pursuant to this clause (h).  In the event any Potomac Designee is required to resign as a result of clause (i) or (iii) above, the Company shall have the right to terminate this Agreement and the obligations of all parties hereto shall terminate immediately pursuant to Section 5 hereto.  In the event any Potomac Designee is required to resign as a result of clause (ii) or (iv) above, the Potomac Group shall have the right to recommend a replacement director pursuant to the terms set forth in Section 1(f) above.

2.           Standstill.

(a)           Each member of the Potomac Group agrees that, during the Covered Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the Potomac Designees), it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) (collectively and individually, the “Potomac Affiliates”) not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i)           make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting) or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)            form, join, encourage, influence, advise or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Potomac Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof;

(iii)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the Potomac Group (together with the Potomac Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in more than 10% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent the Potomac Group and the Potomac Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduces the number of outstanding shares of Common Stock;

(iv)           sell, transfer, offer or agree to sell or transfer directly or indirectly, through swap or hedging transactions (including any cash settled position), the securities of the Company or any rights decoupled from the underlying securities of the Company held by the Potomac Group or any Potomac Affiliate;

(v)           sell, transfer, offer or agree to sell or transfer directly or indirectly, the securities of the Company to any person or entity not a Potomac Affiliate (a “Third Party”), that would, to the knowledge of any member of the Potomac Group after reasonable inquiry, result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of five percent (5%) or more of the shares of Common Stock outstanding at such time or increasing a Third Party’s beneficial or other ownership interest if such Third Party’s beneficial or other ownership interest is already five percent (5%) or more of the shares of Common Stock outstanding at such time, except in a transaction approved by the Board, other than through an open-market purchase and sale transaction with a counterparty anonymous to the Potomac Group and its representatives;

(vi)           effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the Potomac Group or a Potomac Affiliate of any securities of the Company into any tender or exchange offer or vote with respect to any Extraordinary Transaction approved by the Board;

(vii)          engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any hedging, put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index);

(viii)         (A) call or seek to call any meeting of stockholders, including by written consent, (B) seek representation, on or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(ix)           take any action in support of or make any proposal or request that constitutes:  (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors, the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(x)            in any way disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the Company or the Company’s subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of the Company or the Company’s subsidiaries), directors (including any current, future or former director of the Company or the Company’s subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of the Company’s or the Company’s subsidiaries’ practices, procedures, business operations, products or services, in any manner;

(xi)           make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xii)          enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(xiii)         publicly request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit the Potomac Group or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(b)           Each member of the Potomac Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any Potomac Affiliate, to be present for quorum purposes and to be voted, at the Company’s annual and special stockholder meetings and at any adjournments or postponements thereof, and further agrees that at the 2014 annual stockholder meeting they shall vote in favor of (i) all directors nominated by the Board for election at such meeting (including the Potomac Designees as applicable) and (ii) in accordance with the Board’s recommendation with respect to any proposal regarding the ratification of the Company’s current independent registered public accounting firm.

(c)           Nothing in this Section 2 shall limit any actions that may be taken by a Potomac Designee acting solely in such Potomac Designee’s capacity as a director of the Company consistent with such Potomac Designee’s fiduciary duties as a director of the Company and such Potomac Designee’s obligations and representations under the other Sections of this Agreement.

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.           Representations of the Company.  The Company represents and warrants as follows:  (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

4.           Representations of the Potomac Group and Potomac Designees.  The Potomac Group, jointly and severally, represent and warrant as follows:  (a) the Potomac Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Potomac Group, constitutes a valid and binding obligation and agreement of the Potomac Group and is enforceable against the Potomac Group in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; (c) the Potomac Group, together with the Potomac Affiliates, beneficially owns, directly or indirectly, an aggregate of 1,171,226 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Potomac Group and the Potomac Affiliates or in which the Potomac Group or the Potomac Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; and (d) as of the date of this Agreement, the Potomac Designees satisfy all of the Conditions and the obligations of the Potomac Designees set forth in Section 1(d).  Each Potomac Designee severally represents and warrants that as of the date of this Agreement and as of the date of first appointment or election to the Board that such Potomac Designee satisfies all of the Conditions of the Potomac Designees set forth in Section 1(d) and will perform and comply with the obligations of the Potomac Designees in this Agreement.

5.           Termination.

(a)           This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is ten (10) business days prior to the deadline for a stockholder to submit nominations at the Company’s 2015 annual meeting of stockholders in accordance with the provisions set forth in the Company’s Bylaws in effect at such time.

(b)           Notwithstanding the foregoing, if the Board, in its sole discretion, re-nominates the Potomac Designees for election to the Board at the 2015 annual meeting of the Company’s stockholders and the Potomac Designees are re-elected at such meeting, the Covered Period shall be automatically extended until the date that is ten (10) business days prior to the deadline for a stockholder to submit nominations at the Company’s 2016 annual meeting of stockholders in accordance with the provisions set forth in the Company’s Bylaws in effect at such time; it being understood that in the event of such automatic extension, the Covered Period shall be deemed for all purposes under this Agreement to have included the period between the date that is ten (10) business days prior to the deadline for a stockholder to submit nominations at the Company’s 2015 annual meeting of stockholders and the date of the Company’s 2015 annual meeting of stockholders; it being further understood that if the Potomac Designees are subsequently re-elected at any stockholder meeting thereafter, pursuant to a re-nomination in accordance with this Section 5(b), the terms of this Section 5(b) shall again apply to re-nominations for such successive term (each time extending the Covered Period until the date that is ten (10) business days prior to the deadline for a stockholder to submit nominations at the Company’s then occurring annual meeting of stockholder), mutatis mutandis; provided, however, that the Potomac Group shall have the right to terminate this Agreement at any time during the thirty (30) days prior to the deadline for a stockholder to submit nominations at the Company’s 2015 annual meeting of stockholders in accordance with the provisions set forth in the Company’s Bylaws in effect at such time, or any subsequent annual meeting of stockholders if the Covered Period has been extended pursuant to the terms hereof, provided, that the restrictions herein shall apply for any remainder of the Covered Period then in effect.

(c)           The provisions of the first sentence of Section 1(e) (to the extent still applicable to a Potomac Designee), the last sentence of Section 1(e), any obligation to tender resignation or cause such a resignation pursuant to Section 1(h), this Section 5, and Section 8 through Section 16 shall survive the termination of this Agreement.  No termination pursuant to Section 5(a) shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

6.           Public Announcement and SEC Filing.

(a)           (i) On January 14, 2014, the Company shall issue a press release (the “Press Release”) in form and substance reasonably acceptable to the Potomac Group regarding the appointment of the Potomac Designees and the matters contemplated herein and (ii) file promptly thereafter a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.  The Potomac Group shall promptly, but in no case prior to the issuance of the Press Release, file an amendment to its Schedule 13D with respect to the Company filed by the Potomac Group with the SEC on December 4, 2013 (the “Potomac Schedule 13D”), reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder, consistent with the Press Release.

(b)           Prior to the issuance of the Press Release, neither the Company nor the Potomac Group shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party. During the Covered Period, neither the Company nor Potomac Group or any of their respective affiliates or representatives shall make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby that is inconsistent with the Press Release, except as required by applicable law or pursuant to the rules of any stock exchange or with the prior written consent of the other party.

(c)           Each of the Company, the members of the Potomac Group, and the Potomac Designees covenants and agrees that neither it nor any of its respective subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the other parties to this Agreement or such other parties’ subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of a party or a parties’ subsidiaries), directors (including any current, future or former director of a party or a parties’ subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their practices, procedures, business operations, products or services, in any manner.

7.           Compensation.  The Potomac Designees shall participate in all director compensation and benefit programs in which the Company’s other non-employee directors participate, including with respect to D&O insurance, exculpation and indemnification, to the same extent as those arrangements are available to the non-employee members of the Board; provided, however, no Potomac Designee shall be entitled to receive any compensation with respect to a specific Board position (e.g., Chair or Lead Director) or committee assignment or chairmanship in which such designee is not serving.  No member of the Board, including the Potomac Designees, shall accept any compensation for service on the Board from any person other than the Company.

8.           Miscellaneous.  The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages.  Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware and to require the resignation of the Potomac Designees from the Board pursuant to Section 1(h) hereof, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief.  Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 of this Agreement or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9.           Expenses.  All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses; provided that the Company will reimburse the reasonable documented out-of-pocket legal expenses of the Potomac Group in connection with the preparation of this Agreement, not to exceed $10,000.

10.         Entire Agreement; Amendment.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.         Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Meru Networks, Inc.
894 Ross Drive
Sunnyvale, CA 94089
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: David A. Bell
Telephone: (650) 335-7130
Facsimile: (650) 938-5200
Email: dbell@fenwick.com

If to the Potomac Group:	Potomac Capital Partners III, L.P.
825 Third Avenue, 33rd Floor
New York, NY 10022
Attention: Eric Singer

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky
Telephone: (212) 451-2333
Facsimile: (212) 451-2222
Email: swolosky@olshanlaw.com

12.         Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.         Counterparts.  This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

14.         No Third Party Beneficiaries; Assignment.  This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.  Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

15.         Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

Meru Networks, Inc.

By:	/s/ Bami Bastani
Name:	Bami Bastani
Title:	President & CEO

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

Potomac Capital Partners III, L.P.

By:	Potomac Capital Management III, L.L.C.
General Partner

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

Potomac Capital Management III, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

Potomac Capital Partners L.P.

By:	Potomac Capital Management, L.L.C.
General Partner

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

Potomac Capital Management, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

/s/ Paul J. Solit
Paul J. Solit

/s/ Eric Singer
Eric Singer

/s/ Stephen Domenik
Stephen Domenik

Schedule A

Members of Potomac Group

Potomac Capital Partners III, L.P.

Potomac Capital Management III, L.L.C.

Potomac Capital Partners L.P.

Potomac Capital Management L.L.C.

Paul J. Solit

Eric Singer

Exhibit A

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (the “Agreement”) is made and entered into as of the later of the two signature dates below by and between Meru Networks, Inc., a Delaware corporation (“Meru”), and the entities set forth on the signature page hereto (collectively, the “Recipient”).

WHEREAS, Meru, the Potomac Group (as defined therein) and the Potomac Designees (as defined therein) have entered into that certain Nomination and Standstill Agreement dated January 13, 2014 (the “Definitive Agreement”) pursuant to which such parties have agreed, among other things, to certain conduct and to certain agreements regarding Meru confidential information;

WHEREAS, Eric Singer (“Director”) is affiliated with the Recipient; and

WHEREAS, Recipient desires to enter into this Agreement on the terms and conditions set forth herein, to among other things, receive confidential information of Meru;

NOW THEREFORE BE IT RESOLVED, that Meru and Recipient agree on the terms and conditions set forth as follows:

1.             Definition of Confidential Information and Exclusions.

“Confidential Information” means nonpublic information that Recipient received directly or indirectly from Meru or its representatives or from Director.  “Confidential Information” includes, without limitation, any “Confidential Information” as defined in the Board Confidentiality Policy as well as any information in tangible or intangible form relating to and/or including released or unreleased software products (including without limitation any product names, titles, designs, ideas, concepts, scripts, and schedules), the marketing or promotion of any Meru product, Meru’s business policies or practices, Meru’s business plans and forecasts, Meru potential transactions and business combinations, and information received from others that Meru has indicated is required to be treated as confidential or which, under the circumstances surrounding disclosure ought to be treated as confidential, together with any and all notes, analyses or other documents prepared by you or any of your subsidiaries, affiliates, directors, employees, advisors, attorneys, accountants, consultants, subcontractors or other representatives (collectively, “Representatives”) which contain or otherwise reflect such nonpublic information.

Confidential Information shall not include any information, however designated, that:  (i) is or subsequently becomes available in the general public without Recipient’s breach of any obligation owed Meru or any other party; (ii) became known to Recipient prior to Meru’s disclosure of such information to Recipient; (iii) is disclosed to Recipient from a source other than Meru other than by the breach of an obligation of confidentiality owed to Meru or any other party; or (iv) constitutes Feedback (as defined in Section 6 of this Agreement) from Recipient.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Definitive Agreement.

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2.             Obligations Regarding Confidential Information.

(a)           Recipient agrees to keep and maintain all “Confidential Information” in strict confidence as a fiduciary of Meru. Without in any way limiting the foregoing, Recipient shall:

(i)	refrain from disclosing any Confidential Information of Meru to third parties, except as expressly provided in Sections 2(b) and 2(c) of this Agreement;

(ii)
take reasonable security precautions, at least as great as the precautions Recipient takes to protect Recipient’s own confidential information, but no less than reasonable care, to keep strictly confidential the Confidential Information;

(iii)	refrain from reproducing, summarizing and/or distributing Confidential Information except in pursuance of Recipient’s business relationship with Meru;

(iv)
for the purpose of protecting trade secrets, refrain from reverse engineering, decompiling or disassembling any software code and/or pre-release hardware devices disclosed by Meru to Recipient under the terms of this Agreement; and

(v)	refrain from using for Recipient’s own benefit, for the benefit of a third party or to the detriment of Meru any of the Confidential Information.

(b)           Recipient may disclose Confidential Information in accordance with a judicial or other governmental order, provided that, to the extent legally permissible, Recipient gives Meru reasonable notice prior to such disclosure to allow Meru a reasonable opportunity to seek a protective order or equivalent and cooperates with Meru in such matters.

(c)           Recipient may disclose Confidential Information only to Recipient’s Representatives on a need-to-know basis.  Recipient will have executed or shall execute appropriate written agreements with such Representatives (except for Recipient’s attorneys, who shall not be required to do so) sufficient to enable Recipient to enforce all the provisions of this Agreement in which such Representatives agree to be bound by the terms hereof.  Recipient agrees use its best efforts to enforce the terms thereof and to be responsible for any breach of this Agreement by any of its Representatives.

(d)           Recipient shall notify Meru immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by Recipient and Recipient’s Representatives, and will cooperate with Meru in every reasonable way to help Meru regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

(e)           To the extent permitted by applicable law, Recipient shall, at Meru’s request, return all originals, copies, reproductions and summaries of Confidential Information and all other tangible materials and devices provided to Recipient as Confidential Information, or at Meru’s option, certify complete destruction of the same upon penalty of perjury.

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3.             Remedies.

Recipient acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that Meru shall be entitled, without waiving any other rights or remedies, to such injunctive or other equitable relief as may be deemed proper by a court of competent jurisdiction.

4.             Compliance with Insider Trading and Public Disclosure Laws.

Recipient acknowledges that Recipient may become aware of material, nonpublic information concerning Meru.  Recipient acknowledges that the United States securities laws prohibit any person who has material, nonpublic information concerning a company whose securities are publicly traded from purchasing or selling securities of that company or disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Accordingly, Recipient will comply and will cause its Representatives to comply with all applicable United States securities laws in connection with the purchase and sale, directly or indirectly, of securities of Meru for so long as Recipient or Director is in possession of material, nonpublic information about Meru.  Recipient will also refrain from taking any action that might reasonably be expected to force Meru to make a public announcement under applicable securities laws, including, without limitation, Regulation FD, with respect to any previously material, nonpublic information.

Without limiting the foregoing, Recipient further agrees as follows: (x) Recipient is bound by Meru’s Insider Trading and Communications Policy to the same extent that the Director is bound, (y) Recipient will not trade in any Meru securities so long as Director is restricted from trading in any Meru securities, and (z) “material, nonpublic information” includes any information that is individually material, but also includes any collection of non-public information that in the aggregate or when combined with any public information is material.

5.             Miscellaneous.

(a)           All Confidential Information is and shall remain the property of Meru.  By disclosing or permitting the disclosure of Confidential Information to Recipient, Meru does not grant any express or implied right to Recipient to or under any patents, copyrights, trademarks, or trade secret information except as expressly provided herein.

(b)           In the event that Meru or Director directly or indirectly provides any computer software and/or hardware to Recipient as Confidential Information under the terms of this Agreement, such computer software and/or hardware may only be used by Recipient for providing services to Meru.  Unless otherwise agreed by Meru and Recipient, all such computer software and/or hardware is provided “AS IS” without warranty of any kind, and Recipient agrees that neither Meru nor its suppliers shall be liable for any damages whatsoever arising from or relating to Recipient’s use or inability to use such software and/or hardware.

(c)           Recipient agrees to comply with all applicable international and national export/import laws that apply to any Confidential Information, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by the U.S. and other governments.

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(d)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties.  None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of Meru its agents, or employees, but only by an instrument in writing signed by an authorized officer of Meru.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

(e)           In any action or proceeding to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs to the extent a court of competent jurisdiction determines in a final, non-appealable order that the non-prevailing party (including its Representatives) has breached this Agreement.  This Agreement shall be construed and controlled by the laws of the State of Delaware, and the parties further consent to exclusive jurisdiction and venue in the Court of Chancery or other federal or state courts of the State of Delaware.  Recipient waives and agrees not to assert all defenses of lack of personal jurisdiction and forum non conveniens.

(f)           This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and lawful assigns; provided, however, that Recipient may not assign this Agreement or transfer any Confidential Information (whether by operation of law, sale of securities or assets, merger or otherwise), in whole or in part, except as otherwise permitted hereunder.

(g)           If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect, and to the extent practicable replace such provision with an enforceable provision that will to the extent possible achieve the intent of the parties with the illegal, invalid or unenforceable provision.

6.             Suggestions and Feedback.

Recipient may from time to time provide suggestions, comments or other feedback (“Feedback”) directly or indirectly to Meru with respect to Confidential Information.  Recipient agrees that all Feedback is and shall be given entirely voluntarily.  Furthermore, except as otherwise provided herein or in a separate subsequent written agreement between the parties, Meru shall be free to use, disclose, reproduce, license or otherwise distribute, and exploit the Feedback provided to it as it sees fit, entirely without obligation or restriction of any kind on account of intellectual property rights or otherwise.

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IN WITNESS WHEREOF, the parties hereto have executed this Non-Disclosure Agreement by their duly authorized representatives.

MERU NETWORKS, INC.

By:	/s/ Bami Bastani

Name:	Bami Bastani

Title:	President & CEO

Date:	January 13, 2014

Address:	894 Ross Drive
Sunnyvale, California 94089

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IN WITNESS WHEREOF, the parties hereto have executed this Non-Disclosure Agreement by their duly authorized representatives.

Potomac Capital Partners III, L.P.

By:	Potomac Capital Management III, L.L.C.
General Partner

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

Potomac Capital Management III, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

Potomac Capital Partners L.P.

By:	Potomac Capital Management, L.L.C.
General Partner

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

Potomac Capital Management, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

/s/ Paul J. Solit
Paul J. Solit

Date:  January 13, 2014

Address:   825 Third Avenue, 33rd Floor
New York, NY 10022

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